UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant     ☑
Filed by a Party other than the Registrant     ☐

Check the appropriate box:
☐     Preliminary Proxy Statement
☐      Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐      Definitive Proxy Statement
☑      Definitive Additional Materials
☐      Soliciting Material Pursuant to §240.14a-12

DIGITAL ANGEL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On June 17, 2011, Digital Angel Corporation commenced mailing the following letter to certain stockholders. The information in this filing shall not be incorporated by reference into any filing under the Securities Exchange Act of 1934 or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

** IMPORTANT NOTICE **
WE URGE YOU NOT TO LET THIS OPPORTUNITY PASS--
VOTE FOR THE PROPOSED DESTRON FEARING TRANSACTION TODAY!

June 17, 2011

Dear Fellow Digital Angel Stockholder:

At the special meeting of stockholders of Digital Angel Corporation to be held on July 14, 2011 you will have the opportunity to determine whether:

✓	Your company completes the proposed sale of Destron Fearing, which we believe gives stockholders the best opportunity to realize value for their shares

x
Your company fails to complete the transaction -- substantially limiting its ability to operate and making it highly likely that Digital Angel may find it necessary to file for bankruptcy and stockholders would receive no value for their Digital Angel shares.

We believe the choice is clear. Your Board of Directors unanimously recommends that you protect the value of your investment by voting FOR all items on the enclosed proxy card TODAY.

Approval of the proposed transaction requires the affirmative vote of the holders of a majority of the outstanding shares of common stock held on the record date. Any shares that are not voted or that abstain have the same effect as voting against those proposals.

Your vote is important. To make sure that your shares are represented at the meeting, please vote FOR the proposals today by telephone, by the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided.

Very truly yours,
The Board of Directors

 REMEMBER:
You can vote your shares by telephone, Internet or mail.
Please follow the easy instructions on the enclosed proxy card.
If you have any questions, or need assistance in voting your shares, please call:
INNISFREE M&A INCORPORATED
TOLL-FREE, at (888) 750-5834